Exhibit 10.92

INTERCREDITOR and NON-DISTURBANCE AGREEMENT

INTERCREDITOR AND NON-DISTURBANCE AGREEMENT (this “Agreement”) dated as of March 18, 2013, by and between, Debtors, Obligors, the First Lien Holder and the Second Lien Holder (each as defined below).

RECITALS:

WHEREAS, PositiveID Corporation, a Delaware corporation (“PSID”), and MicroFluidic Systems, a California corporation (each, together with its successors and assigns, including any receiver, trustee or debtor-in-possession, a “Debtor,” and collectively, the “Debtors”) and the First Lien Holder, are parties to (i) that certain Sole and Exclusive License Agreement dated as of December 20, 2012 (the “First Lien Holder License”) (ii) that certain Security Agreement dated as of December 20, 2012 (the “First Lien Holder Security Agreement”) and (iii) that certain Teaming Agreement by and between PSID, MicroFluidic Systems and the First Lien Holder, effective January 2, 2013 (together with any “Subcontracts” (as defined therein), proposals and other agreements arising thereunder or into which the parties thereto may from time to time enter, the “Teaming Agreement”), all of which relate to the MBAND Technology; the Teaming Agreement, collectively, with the First Lien Holder License and the First Lien Holder Security Agreement, are referred to herein as the “First Lien Holder Agreements”;

WHEREAS, PSID and the Second Lien Holder, are parties to that certain Securities Purchase Agreement, dated as of December 31, 2012 but made effective as of January 16, 2013 (the “Second Lien Securities Purchase Agreement”) pursuant to which the Second Lien Holder has agreed to purchase Debentures from PSID;

WHEREAS, the Debtors have granted to the First Lien Holder a Lien (as defined below) on their assets and properties described in Exhibit “A” attached hereto (collectively, the “Boeing Collateral”);

WHEREAS, the Debtors have granted to the Second Lien Holder a Lien on their assets and properties described in Exhibit “B” attached hereto (the “TCA Collateral”);

WHEREAS, the Second Lien Holder and the First Lien Holder wish to set forth their agreement as to certain of their respective rights and obligations with respect to the Boeing Collateral and the TCA Collateral and their understanding relative to their respective positions in the Boeing Collateral and the TCA Collateral; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

Section 1.	Definitions.

1.1           General Terms.  As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and the plural forms of the terms defined:

“Agreement” shall have the meaning set forth in the preamble hereof.

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§101 et seq.

“Bankruptcy Law” means the Bankruptcy Code and any other federal, state or foreign bankruptcy, insolvency, receivership or similar law.

“Boeing Collateral” shall have the meaning set forth in the Recitals hereto.

“Business Day” means any day of the year that is not a Saturday, a Sunday or a day on which banks are required or authorized to close in New York City, New York or Los Angeles, California.

“Collateral” means all assets and properties of any kind whatsoever, real or personal, tangible or intangible and wherever located, of any Obligor, whether now owned or hereafter acquired, upon which a Lien (including, without limitation, any Liens granted in any Insolvency Proceeding) is now or hereafter granted or purported to be granted by such Person in favor of a Secured Creditor, as security for all or any part of the Obligations.

“Debentures” means the Initial Second Lien Debenture and all Subsequent Second Lien Debentures.

“Debt Enforcement Action” means the filing of a lawsuit by a Secured Creditor to collect any or all of the Obligations owing to such Secured Creditor in respect of any Collateral.

“Debtor” and “Debtors” shall have the meaning set forth in the recitals hereof.

“Disposition” means any sale, lease, exchange, transfer or other disposition, and “Dispose” and “Disposed of” shall have correlative meanings.

“Distribution” means, with respect to any indebtedness or obligation relating to indebtedness, (a) any payment or distribution by any Person of cash, securities or other property, by setoff or otherwise, on account of such indebtedness or obligation or (b) any redemption, purchase or other acquisition of such indebtedness or obligation by any Person.

“Documents” means the First Lien Documents and the Second Lien Documents, or any of them.

“Event of Default” means each and any default, breach, “Event of Default” or similar event under any First Lien Document or any Second Lien Document.

“First Lien Avoidance” shall have the meaning set forth in Section 7.4.

“First Lien Collateral” means all of the Boeing Collateral.

“First Lien Documents” means the First Lien Holder Agreements, this Agreement, and all other agreements, documents and instruments at any time executed by any Obligor or any other Person with, or in favor of, the First Lien Holder in connection therewith or related thereto, in each case, as amended, amended and restated, supplemented, modified, replaced, substituted or renewed from time to time.

“First Lien Holder” means The Boeing Company and its successors and assigns and, acting on behalf of the First Lien Holder, its agents.

“First Lien Holder Agreements” shall have the meaning set forth in the recitals hereto.

“First Lien Holder License” shall have the meaning set forth in the recitals hereto.

“First Lien Holder Security Agreement” shall have the meaning set forth in the recitals hereto.

“First Lien Obligations” means all obligations, liabilities and indebtedness of every kind, nature and description owing by one or more of the Obligors to one or more of the First Lien Holder evidenced by or arising under one or more of the First Lien Documents, whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, including principal, interest, charges, fees, costs, indemnities and reasonable expenses, however evidenced, and whether as principal, surety, endorser, guarantor or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of any First Lien Document and whether arising before, during or after the commencement of any Insolvency Proceeding with respect to one or more of the Obligors (and including the payment of any principal, interest, fees, costs, expenses and other amounts (including default rate interest) which would accrue and become due but for the commencement of such Insolvency Proceeding whether or not such amounts are allowed or allowable in whole or in part in any such Insolvency Proceeding).

“Initial Second Lien Debenture” means that certain Senior Secured, Convertible, Redeemable Debenture, dated as of December 31, 2012 and effectively issued as of January 16, 2013, by and between PSID and the Second Lien Holder.

“Insolvency Proceeding” means, as to any Obligor, any of the following:  (a) any case or proceeding with respect to such Person under the Bankruptcy Code or any other federal or state bankruptcy, insolvency, reorganization or other law affecting creditors’ rights or any other or similar proceedings seeking any stay, reorganization, arrangement, composition or readjustment of the obligations and indebtedness of such Obligor, (b) any proceeding seeking the appointment of any trustee, receiver, liquidator, custodian or other insolvency official with similar powers with respect to such Obligor or any of its assets, (c) any proceeding for liquidation, dissolution or other winding up of the business of such Obligor or (d) any general assignment for the benefit of creditors or any marshalling of assets of such Obligor.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or otherwise) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law).

“Lien Enforcement Action” means (a) any action by any Secured Creditor to foreclose on the Lien of such Person in any Collateral, (b) any action by any Secured Creditor to take possession of, or sell or otherwise realize upon, or to exercise any other rights or remedies with respect to, any Collateral, including any Disposition after the occurrence of an Event of Default of any Collateral by an Obligor with the consent of, or at the direction of, a Secured Creditor or which proceeds are paid to such Secured Creditor, (c) the taking of any other actions by a Secured Creditor against any Collateral, including the taking of control or possession of, or the exercise of any right of setoff with respect to, any Collateral and/or (d) the commencement by any Secured Creditor of any legal proceedings or actions against or with respect to any Obligor or any of such Obligor’s property or assets or any Collateral to facilitate any of the actions described in clauses (a), (b) and (c) above, including the commencement of any Insolvency Proceeding; provided that this definition shall not include any Debt Enforcement Action.

“MBAND Technology” means all Licensed Products and Intellectual Property Rights, each as defined in the First Lien Holder License.

“Obligations” means the First Lien Obligations and the Second Lien Obligations, or any of them.

“Obligor” means each Debtor and each other Person liable on or in respect of any of the Obligations or that has granted a Lien on any property or assets as Collateral, together with such Person’s successors and assigns, including a receiver, trustee or debtor-in-possession on behalf of such Person.

“Permitted Collateral Sale” means any Disposition of First Lien Collateral by the First Lien Holder.  The term Permitted Collateral Sale shall not include any Disposition occurring or effected under any circumstance or condition described in the definition of “Release Event.”

“Person” means an individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture, governmental authority or any other entity or regulatory body.

“PSID” shall have the meaning set forth in the recitals hereto.

“PSID Security Agreement” means that certain Security Agreement, made as of December 31, 2012 but made effective as of January 16, 2013, by and between PSID and the Second Lien Holder.

“Release Documents” shall have the meaning set forth in Section 3.5.

“Release Event” means the taking of any Lien Enforcement Action by the First Lien Holder against all or any portion of the First Lien Collateral (including a Disposition conducted by any Obligor with the consent of the First Lien Holder) or, after the occurrence and during the continuance of an Insolvency Proceeding by or against any Obligor, the entry of an order of the Bankruptcy Court pursuant to Section 363 of the Bankruptcy Code authorizing the sale of all or any portion of the Collateral.

“Satisfied in Full” or “Satisfaction in Full” means, with respect to any First Lien Obligations, that: (a) all of such Obligations have been paid, performed or discharged in full (with all such Obligations consisting of monetary or payment obligations having been Satisfied In Full in cash), (b) no Person has any further right to obtain, use, exploit or enjoy any rights, licenses, loans, letters of credit, bankers’ acceptances, or other extensions of credit under the documents relating to such Obligations and (c) any and all letters of credit, bankers’ acceptances or similar instruments issued under such documents have been cancelled and returned (or backed by stand-by guarantees or cash collateralized) in accordance with the terms of such documents.

“Second Lien Collateral” shall mean all of the TCA Collateral less and except for any of the First Lien Collateral.  For clarity, it is the intent of the parties hereto that no Collateral that comprises any First Lien Collateral shall also comprise any Second Lien Collateral and the Second Lien Holder shall not directly or indirectly assert or take any position to the contrary.  For further clarity, in no event shall any part of the “Second Lien Collateral” contain any MBAND Technology.  The parties hereto acknowledge, however, that the TCA Collateral includes the MBAND Technology, and the Second Lien Holder has a second-position Lien on the MBAND Technology, which is subordinate to the First Lien Holder’s Liens thereon.

“Second Lien Documents” means (i) the Second Lien Security Purchase Agreement, (ii) the Initial Second Lien Debenture and, if any should be issued, the Subsequent Second Lien Debentures, (iii) that certain Guaranty Agreement, dated as of December 31, 2012 but made effective as of January 16, 2013, by and among Steel Vault Security, LLC, MicroFluidic Systems, VeriGreen Energy Corporation, Steel Vault Corporation, IFTH NY Sub, Inc., IFTH NJ Sub, Inc. and the Second Lien Holder; (iv) the PSID Security Agreement; (v) the Sub Security Agreement; and (vi) that certain Validity Guarantee, dated December 31, 2012, but made effective as of January 16, 2013 by William J. Caragol, Jr. for the benefit of the Second Lien Holder, this Agreement, and all other agreements, documents and instruments at any time executed by any Obligor or any other Person with, or in favor of, the Second Lien Holder in connection therewith or related thereto, including such documents evidencing the purchase of Subsequent Second Lien Debentures pursuant to the Second Lien Security Purchase Agreement, in each case, as amended, amended and restated, supplemented, modified, replaced, substituted or renewed from time to time in accordance with the terms of this Agreement.

“Second Lien Holder” means TCA Global Credit Master Fund LP and its successors and assigns and, acting on behalf of the Second Lien Holder, its agents.

“Second Lien Holder Agreements” means the agreements identified in clauses (i) through (vi) in the definition of “Second Lien Documents” above.

“Second Lien Obligations” means all obligations, liabilities and indebtedness of every kind, nature and description owing by one or more Obligors to the Second Lien Holder, whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, including principal, interest, charges, fees, costs, indemnities and reasonable expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether now existing or hereafter arising, whether arising before, during or after the term of the Second Lien Securities Purchase Agreement, under any Debenture, and whether arising before, during or after the commencement of any Insolvency Proceeding with respect to one or more of the Obligors (and including the payment of any principal, interest, fees, costs and expenses and other amounts (including default rate interest) which would accrue and become due but for the commencement of such Insolvency Proceeding, whether or not such amounts are allowed or allowable in whole or in part in any such Insolvency Proceeding).

“Second Lien Securities Purchase Agreement” shall have the meaning set forth in the recitals hereto.

“Secured Creditors” means the First Lien Holder and the Second Lien Holder, or any of them.

“Sub Security Agreement” means that certain Security Agreement, made as of December 31, 2012 but made effective as of January 16, 2013, by and among Steel Vault Security, LLC, MicroFluidic Systems, VeriGreen Energy Corporation, Steel Vault Corporation, IFTH NY Sub, Inc., IFTH NJ Sub, Inc. and the Second Lien Holder.

“Subsequent Second Lien Debentures” means all “Debentures” (as defined in the Second Lien Securities Purchase Agreement) issued in accordance with the Second Lien Securities Purchase Agreement and this Agreement other than the Initial Second Lien Debenture.

“Teaming Agreement” shall have the meaning set forth in the Recitals hereto.

“TCA Collateral” shall have the meaning set forth in the Recitals hereto.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect in the State of Delaware.

“UCC Notice” shall have the meaning set forth in Section 4.1.

1.2           Certain Matters of Construction.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement and section references are to this Agreement unless otherwise specified.  For purposes of this Agreement, the following additional rules of construction shall apply: (a) wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter, (b) the term “including” shall not be limiting or exclusive, unless specifically indicated to the contrary, (c) all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations and (d) unless otherwise specified, all references to any instruments or agreements, including references to any of this Agreement and the Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof, in each case, made in accordance with the terms hereof.

Section 2.	Standstill Provision.

2.1           Until such time as all First Lien Obligations have been Satisfied in Full and subject to the other terms and conditions of this Agreement (including without limitation Section 4.1), the Second Lien Holder shall not take any Lien Enforcement Action or Debt Enforcement Action with respect to the First Lien Collateral. For clarity, as set forth in Section 3.11 below, the First Lien Holder acknowledges and agrees that it shall not directly or indirectly assert against the Second Lien Holder that the First Lien Holder has any Lien on any of the Second Lien Collateral.  The First Lien Holder acknowledges that the Second Lien Holder may, subject to its compliance with the terms and conditions of this Agreement, enforce its rights against Second Lien Collateral under the Second Lien Documents.

Section 3.	Security Interests; Priorities.

3.1           Priorities.  The Liens of the First Lien Holder on the First Lien Collateral are and shall be senior and prior in right and all other respects to the Liens of the Second Lien Holder on the First Lien Collateral, and such Liens of the Second Lien Holder on the First Lien Collateral are and shall be junior and subordinate in all respects to the Liens of the First Lien Holder on the First Lien Collateral.  Without limitation of the First Lien Holder’s right or remedies hereunder, the priorities of the Liens provided in this Section 3.1 shall not be altered or otherwise affected by any amendment, modification, supplement, extension, renewal, restatement, replacement or refinancing of any of the Obligations, including issuance of any Subsequent Second Lien Debentures, nor by any action or inaction which any of the Secured Creditors may take or fail to take in respect of the First Lien Collateral.  Notwithstanding the Lien priorities set forth in this Section 3.1, all proceeds of the First Lien Collateral received by the First Lien Holder or Second Lien Holder in connection with any Lien Enforcement Action shall be applied to the Obligations as set forth in Section 3.4.  For clarity, as set forth in Section 4.4(a) below, to the extent the Collateral that the First Lien Holder takes possession of, or has “control” over, as contemplated by this Section 4.4(a), comprises Second Lien Collateral, the First Lien Holder shall promptly deliver possession or “control” of such Second Lien Collateral or proceeds thereof to the Second Lien Holder. Notwithstanding anything to the contrary herein or elsewhere, the priority of the Liens of the First Lien Holder securing First Lien Obligations and the rights and obligations of the parties hereto will remain in full force and effect irrespective of (i) how a Lien was acquired (whether by grant, possession, statute, operation of law, subrogation, or otherwise), (ii) the time, manner, or order of the grant, attachment, or perfection of a Lien, (iii) any conflicting provision of the UCC or other applicable law, (iv) any defect in, or non-perfection, setting aside, or avoidance of, a Lien or any Document, (v) the modification of any First Lien Obligation or Second Lien Obligation, (vi) the modification of a First Lien Document or Second Lien Document (but without limitation of the other provisions in this Agreement prohibiting such modifications without the prior consent of the First Lien Holder), (vii) the exchange of a security interest in any Collateral for a security interest in other Collateral, (viii) the commencement of an Insolvency Proceeding, or (ix) any other circumstance whatsoever, including a circumstance that might be a defense available to, or a discharge of, an Obligor in respect of a First Lien Obligation or a Second Lien Obligation or holder of such Obligation.

3.2           No Alteration of Priority.  The priorities set forth in this Agreement are applicable irrespective of the order or time of attachment, or the order, time or manner of perfection, or the order or time of filing or recordation of any document or instrument, or other method of perfecting a Lien in favor of each Secured Creditor in any Collateral, and notwithstanding any conflicting terms or conditions which may be contained in any of the Documents.

3.3           Perfection; Contesting Liens.  Each Secured Creditor shall be solely responsible for perfecting and maintaining the perfection of its Lien in the Collateral in which such Secured Creditor has been granted a Lien.  The foregoing provisions of this Section 3 are intended solely to govern the respective Lien priorities as among the Secured Creditors and shall not impose on any Secured Creditor any obligations in respect of the Disposition of proceeds of any Collateral that would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.  Each Secured Creditor agrees that it will not institute or join in any contest of the validity, perfection, priority or enforceability of the Liens of the other Secured Creditor in the Collateral or the enforceability of the First Lien Obligations or the Second Lien Obligations; provided that, nothing in this Agreement shall be construed to prevent or impair the rights of the First Lien Holder or the Second Lien Holder to enforce this Agreement, including the provisions hereof relating to Lien priority.

3.4           Proceeds of Collateral.  Until the First Lien Obligations are Satisfied In Full, any First Lien Collateral or proceeds thereof received by the Second Lien Holder with respect to the Second Lien Obligations including, without limitation, any such Collateral constituting proceeds or any payment that may be received by the Second Lien Holder (a) in connection with the exercise of any right or remedy (including any right of setoff) with respect to the First Lien Collateral, (b) in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation) relating to any First Lien Collateral, (c) from the collection or other Disposition of, or realization on, the First Lien Collateral, whether or not pursuant to an Insolvency Proceeding or (d) in violation of this Agreement, shall be segregated and held in trust and promptly paid over to the First Lien Holder, in the same form as received, with any necessary endorsements, and the Second Lien Holder hereby authorizes the First Lien Holder to make any such endorsements as agent for the Second Lien Holder (which authorization, being coupled with an interest, is irrevocable).  Unless otherwise required by law or court order, following the exercise by any Secured Creditor of a Lien Enforcement Action, all First Lien Collateral and proceeds thereof received by the First Lien Holder prior to the date the First Lien Obligations are Satisfied In Full shall be applied to the First Lien Obligations, and all such Collateral and proceeds thereof received by the First Lien Holder after such date shall be forthwith paid over, in the kind or funds and currency received, to the Second Lien Holder for application to the Second Lien Obligations.  For clarity, as set forth in Section 4.4(a) below, to the extent the Collateral that the First Lien Holder takes possession of, or has “control” over, as contemplated by Section 4.4(a), comprises Second Lien Collateral, the First Lien Holder shall promptly deliver possession or “control” of such Second Lien Collateral or proceeds thereof to the Second Lien Holder.

3.5           Release of Collateral Upon Permitted Collateral Sale.  The Second Lien Holder shall at any time in connection with any Permitted Collateral Sale:  (a) upon the written request of the First Lien Holder with respect to the First Lien Collateral subject to such Permitted Collateral Sale (which written request shall specify the proposed closing date), release or otherwise terminate its Liens on such First Lien Collateral, (b) promptly deliver such terminations of financing statements, partial lien releases, mortgage satisfactions and discharges, endorsements, assignments or other instruments of transfer, termination or release (collectively, “Release Documents”) and take such further actions as the First Lien Holder shall reasonably require in order to release and/or terminate the Second Lien Holder’s Liens on the First Lien Collateral subject to such Permitted Collateral Sale; provided that, for the avoidance of doubt, no such Release Documents shall be filed or become effective until the closing of such Permitted Collateral Sale; and (c) be deemed to have consented under the Second Lien Documents to such Permitted Collateral Sale free and clear of such Second Lien Holder’s security interest (it being understood that the Second Lien Holder shall still, subject to the terms of this Agreement, have a security interest with respect to the proceeds of such Collateral) and to have waived the provisions of the Second Lien Documents to the extent necessary to permit such transaction; and further, provided, that, in accordance with Section 3.4 above, after the First Lien Obligations are Satisfied In Full, proceeds thereof received by the First Lien Holder after such date shall be forthwith paid over, in the kind or funds and currency received, to the Second Lien Holder for application to the Second Lien Obligations.

3.6           Release of Collateral Upon Release Event.  The Second Lien Holder shall, at any time in connection with a Release Event with respect to any First Lien Collateral:  (a) upon the written request of the First Lien Holder with respect to the such Collateral subject to a Release Event consisting of a Disposition of Collateral (which request will specify, to the extent known, the principal proposed terms of the sale, the type and amount of consideration expected to be received in connection therewith and the proposed closing date), release or otherwise terminate its Liens on such Collateral, to the extent such Disposition is either by (i) the First Lien Holder or its agents or representatives or (ii) any Obligor with the consent of the First Lien Holder, (b) be deemed to have consented under the Second Lien Documents to such Disposition free and clear of the Second Lien Holder’s Liens (it being understood that the Second Lien Holder shall still, subject to the terms of this Agreement, have a security interest with respect to the proceeds of such Collateral) and to have waived the provisions of the Second Lien Documents to the extent necessary to permit such transaction and (c) deliver such Release Documents and take such further actions as First Lien Holder may reasonably require in connection therewith; provided that, (i) such release by the Second Lien Holder shall not extend to or otherwise affect any of the rights of the Second Lien Holder to the proceeds from any such Disposition of Collateral, (ii) no such Release Documents shall be delivered to any Obligor and (iii) no such Release Documents shall be filed or become effective until the closing of such Disposition; and (iii) any proceeds of Collateral subject to such Release Event shall be applied to satisfy (and to the extent applicable, to permanently reduce the lending commitments with respect to) the First Lien Obligations and/or the Second Lien Obligations in accordance with Section 3.4 hereof.

3.7           Power of Attorney.  The Second Lien Holder hereby irrevocably constitutes and appoints the First Lien Holder with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Second Lien Holder and in the name of the Second Lien Holder or in the First Lien Holder’s own name, from time to time in the First Lien Holder’s discretion, solely for the purpose of carrying out the terms of Sections 3.5 and 3.6 hereof, to take any and all action and to execute any and all documents and instruments, in each case, which may be necessary or commercially reasonable and appropriate to accomplish the purposes of such Sections, including any Release Documents, such power of attorney being coupled with an interest and irrevocable.  The Second Lien Holder hereby ratifies all that said attorneys shall lawfully do or cause to be done pursuant to the power of attorney granted in this Section 3.7.  No Person to whom this power of attorney is presented, as authority for the First Lien Holder to take any action or actions contemplated hereby, shall be required to inquire into or seek confirmation from any Second Lien Holder as to the authority of the First Lien Holder to take any action described herein, or as to the existence of or fulfillment of any condition to this power of attorney, which is intended to grant to the First Lien Holder the authority to take and perform the actions contemplated herein.  Notwithstanding anything contained in this Section 3.7 to the contrary, the powers granted under this Section 3.7 shall only be effective on the first business day following notice from the First Lien Holder to the Second Lien Holder of the First Lien Holder’s intention to exercise such powers.  For clarity, the powers granted by the Second Lien Holder to the First Lien Holder pursuant to this Section shall terminate and be of no further force or effect upon termination of this Agreement in accordance with Section 8.1 below, but all exercises by the First Lien Holder prior to such termination date shall continue unaffected.

3.8           Waiver.  The First Lien Holder and the Second Lien Holder each (a) waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations under the Documents and notice of or proof of reliance by the Secured Creditors upon this Agreement and protest, demand for payment or notice except to the extent otherwise specified herein and (b) acknowledges and agrees that the other Secured Creditors have relied upon the Lien priority and other provisions hereof in entering into the Documents and in making funds available to the Debtors thereunder.

3.9           Notice of Interest In Collateral.  This Agreement is intended, in part, to constitute an authenticated notification of a claim by each Secured Creditor to the other Secured Creditors of an interest in the Collateral in accordance with the provisions of Sections 9-611 and 9-621 of the UCC.

3.10         New Liens.  So long as the First Lien Obligations have not been Satisfied In Full, the parties hereto agree that no additional Liens shall be granted or permitted on any asset of any Debtor or any other Obligor related to the MBAND Technology to secure any Second Lien Obligation unless, subject to the terms of this Agreement, immediately after giving effect to such grant or concurrently therewith, a senior and prior Lien shall be granted on such asset to secure the First Lien Obligations, which Lien, with respect to the First Lien Obligations shall be senior and prior to any such Liens granted to secure any Second Lien Obligations; it being acknowledged that all such assets shall automatically be deemed to be “Boeing Collateral” for all purposes under this Agreement.  For clarity, the First Lien Holder and the Second Lien Holder agree that any Liens against assets of Debtor or any Obligor that may arise under the First Lien Documents or the Second Lien Documents shall be subject to the rights, priorities and other terms and provisions of this Agreement; provided, that any and all such assets that are related to the MBAND Technology shall (i) constitute “Boeing Collateral” hereunder and (ii) not comprise any part of the “Second Lien Collateral” hereunder.  To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to the First Lien Holder, the Second Lien Holder agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 3.10 shall be subject to the terms of this Agreement.  So long as the provisions of this Section 3.10 are complied with, the First Lien Holder shall not object to any such additional Liens also being granted on any asset of any Debtor or any other Obligor to secure any Second Lien Obligation.  The Second Lien Holder and the Debtors agree that, to the extent there is additional Collateral relating to the MBAND Technology or otherwise arising under Section 2.04 of the First Lien Holder Security Agreement, the Second Lien Holder and the Obligors shall cooperate to include such additional assets and property as Collateral subject to the First Lien Holder’s Liens with all the priorities and benefits set forth herein with respect to all other Collateral of the First Lien Holder.  For purposes of clarity, the Debtors may grant additional Liens on any of their assets not related to the MBAND Technology, and the First Lien Holder agrees that it shall not assert that it has any Lien on such assets.

3.11         Acknowledgement Regarding Second Lien Collateral.  The First Lien Holder acknowledges and agrees that it shall not directly or indirectly assert against the Second Lien Holder that the First Lien Holder has any Lien on any of the Second Lien Collateral.  If in the future, under any theory of law or recovery, the First Lien Holder is deemed to have any Lien rights on any of the Second Lien Collateral (or proceeds thereof), the First Lien Holder shall disclaim all such rights in favor of the Second Lien Holder and shall not take any Lien Enforcement Action or Debt Enforcement Action adverse to the Second Lien Holder with respect to the Second Lien Collateral and shall promptly deliver to the Second Lien Holder such Release Documents and take such further actions as the Second Lien Holder shall reasonably require in order to release and/or terminate any such Liens on the Second Lien Collateral.

Section 4.	Enforcement of Security.

4.1           Management of Collateral.  Subject to the other terms and conditions of this Agreement, the First Lien Holder shall have the sole and exclusive right to manage, perform and enforce the terms of the First Lien Documents (other than this Agreement) with respect to the First Lien Collateral, to exercise and enforce all privileges and rights thereunder according to its sole discretion and the exercise of its sole business judgment, including the sole and exclusive right to take or retake control or possession of the First Lien Collateral and to hold, prepare for sale, process, Dispose of, or liquidate the First Lien Collateral and to incur expenses in connection with such Disposition and to exercise all the rights and remedies of a secured lender under the UCC of any applicable jurisdiction.  In conducting any public or private sale under the UCC, the First Lien Holder shall give the Second Lien Holder such notice (a “UCC Notice”) of such sale as may be required by the applicable UCC; provided, however, that 5 days’ notice shall be deemed to be commercially reasonable notice.

4.2           Notices of Default. The First Lien Holder and the Second Lien Holder shall each give to the other concurrently with the giving thereof to any Obligor (a) a copy of any written notice by any Secured Creditor of an Event of Default under any of its Documents or a written notice of demand for payment from any Obligor and (b) a copy of any written notice sent by such Secured Creditor to any Obligor stating such Secured Creditor’s intention to exercise any material enforcement rights or remedies against such Obligor, including written notice pertaining to any foreclosure on all or any material part of the Collateral (or, in the case of the Second Lien Holder, on all or any material part of the Collateral securing the Second Lien Obligations) or other judicial or non-judicial remedy in respect thereof, and any legal process served or filed in connection therewith, and, without limitation of any of the Second Lien Holder’s obligations under this Agreement, the First Lien Holder and the Second Lien Holder shall each give to the other notice of the commencement of a Lien Enforcement Action; provided that, any Secured Creditor’s failure to give such required notice shall not result in any liability to such Secured Creditor or affect the enforceability of any provision of this Agreement, including the relative priorities of the Liens of the Secured Creditors as provided herein, and shall not affect the validity or effectiveness of any such notice as against any Obligor.  Each Obligor, by its acknowledgment hereto, hereby consents and agrees to each Secured Creditor providing any such information to the other Secured Creditor and to such actions by the Secured Creditors.

4.3           Permitted Actions.  Section 4.1 shall not be construed to limit or impair in any way the right of any Secured Creditor to (a) bid for or purchase Collateral at any private or judicial foreclosure upon such Collateral initiated by any Secured Creditor, (b) so long as it does not delay or interfere with the exercise by another Secured Creditor of its rights under this Agreement, the Documents and under applicable law and so long as such action is not prohibited by Section 7 herein and in each case not inconsistent with the terms of this Agreement, (i) join (but not control) any foreclosure or other judicial lien enforcement proceeding with respect to the Collateral initiated by another Secured Creditor for the sole purpose of protecting such Secured Creditor’s Lien on the Collateral, (ii) file a claim or statement of interest in any Insolvency Proceeding, (iii) take any action (not adverse to the Liens on the Collateral securing the First Lien Obligations or the Second Lien Obligations as the case may be, or the rights of the other Secured Creditors to exercise remedies in respect thereof) in order to preserve or protect such Secured Creditor’s Liens, (iv) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of such Secured Creditors, including without limitation any claims secured by the Collateral, if any, (v) in any Insolvency Proceeding, file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Obligors under applicable law, and (vi) vote on any plan of reorganization, and (c) receive any proceeds of Collateral in connection with any Lien Enforcement Action, which proceeds shall be applied in accordance with Section 3.4 of this Agreement.

4.4           Collateral In Possession.

(a)           In the event that the First Lien Holder takes possession of or has “control” (as such term is used in the UCC as in effect in each applicable jurisdiction) over any Collateral for purposes of perfecting its Lien therein, the First Lien Holder shall be deemed to be holding such Collateral as representative for the Secured Creditors, including the Second Lien Holder, solely for purposes of perfection of its Lien under the UCC; provided that the First Lien Holder shall not have any duty or liability to protect or preserve any rights pertaining to any of the Collateral for the Second Lien Holder; and further provided, however, that to the extent the Collateral that the First Lien Holder takes possession of or has “control” over, as contemplated by this Section 4.4(a), comprises Second Lien Collateral, the First Lien Holder shall promptly deliver possession or “control” of such Second Lien Collateral to the Second Lien Holder.

(b)           Without limitation of any other provision of this Agreement, in the event that the Second Lien Holder takes possession of or has “control” (as such term is used in the UCC as in effect in each applicable jurisdiction) over any Collateral for purposes of perfecting its Lien therein, the Second Lien Holder shall be deemed to be holding such Collateral as representative for the Secured Creditors, including the First Lien Holder, solely for purposes of perfection of its Lien under the UCC; provided that the Second Lien Holder shall not have any duty or liability to protect or preserve any rights pertaining to any of the Collateral for the First Lien Holder.

(c)           It is understood and agreed that this Section 4.4 is intended solely to assure continuous perfection of the Liens granted under the applicable Documents, and nothing in this Section 4.4 shall be deemed or construed as altering the priorities or obligations set forth elsewhere in this Agreement.  The duties of each party under this Section 4.4 shall be mechanical and administrative in nature, and no party shall have, or be deemed to have, by reason of this Agreement or otherwise a fiduciary relationship in respect of the other party.  Without limitation of the foregoing, the First Lien Holder and the Second Lien Holder each hereby waives and releases the other from all claims and liabilities arising out of such Secured Creditor’s role under this Section 4.4 as bailee and/or agent with respect to the Collateral.  Moreover, no Secured Creditor will have by reason of this Agreement or any other document or law a fiduciary relationship with the other Second Creditor, it being acknowledged that, subject at all times to complying with this Agreement, the interests of the Secured Creditors may differ, and each Secured Creditor may act on its own interest without taking into account the interests of the other Secured Creditor.

4.5           Waiver of Marshalling and Similar Rights.  Each Secured Creditor, to the fullest extent permitted by applicable law, waives as to each other Secured Creditor any requirement regarding, and agrees not to demand, request, plead or otherwise claim the benefit of, any marshalling, appraisement, valuation or other similar right that may otherwise be available under applicable law.

4.6           Insurance and Condemnation Awards.  The First Lien Holder shall have the sole and exclusive right, subject to the rights of the Obligors under the First Lien Documents, to settle and adjust claims in respect of First Lien Collateral under policies of insurance and to approve any award granted in any condemnation or similar proceeding, or any deed in lieu of condemnation, in respect of the First Lien Collateral. The Second Lien Holder shall have the sole and exclusive right, subject at all times to complying with this Agreement and the rights of the Obligors under the Second Lien Documents, to settle and adjust claims in respect of Second Lien Collateral under policies of insurance and to approve any award granted in any condemnation or similar proceeding, or any deed in lieu of condemnation, in respect of the Second Lien Collateral.

Section 5.	Covenants.

5.1           Amendment of First Lien Documents.  The First Lien Holder may at any time and from time to time and without consent of or notice to the Second Lien Holder, without incurring any liability to the Second Lien Holder and without impairing or releasing any rights or obligations hereunder or otherwise, amend, restate, supplement, modify, substitute, renew or replace any or all of the First Lien Documents (other than this Agreement) except to the extent any such amendment, restatement, supplement, modification, substitution, renewal or replacement affects any of the Second Lien Collateral.

5.2           Amendments to Second Lien Documents.  The Second Lien Holder may at any time and from time to time and without consent of or notice to the First Lien Holder, without incurring any liability to the First Lien Holder and without impairing or releasing any rights or obligations hereunder or otherwise, amend, restate, supplement, modify, substitute, renew or replace any or all of the Second Lien Documents (other than this Agreement) except to the extent any such amendment, restatement, supplement, modification, substitution, renewal or replacement affects any of the First Lien Collateral or any of the First Lien Holder’s interests, licenses, rights, privileges, or remedies under any of the First Lien Documents.

To the extent any consent is required under the terms of Sections 5.1 or 5.2 above, such consent shall not be unreasonably withheld.

5.3           Additional Representations, Warranties and Covenants of Second Lien Holder and Debtors.

(a)           The Second Lien Holder and the Debtors hereby represent and warrant to the First Lien Holder that there is no contract, agreement or understanding, whether oral or written, by or between any Obligor, on the one hand, and the Second Lien Holder or any of its affiliates, on the other hand, other than the Second Lien Holder Agreements, correct and complete copies of which have been provided to the First Lien Holder prior to the date hereof.  The First Lien Holder and the Debtors hereby represent and warrant to the Second Lien Holder that there is no contract, agreement or understanding, whether oral or written, by or between any Obligor, on the one hand, and the First Lien Holder or any of its affiliates, on the other hand, other than the First Lien Holder Agreements, that certain side letter between Debtors and First Lien Holder of even date hereof, and ancillary agreements related thereto, correct and complete copies of which have been provided to the First Lien Holder prior to the date hereof.  The Debtors hereby represent and warrant to the First Lien Holder that (i) none of the Debtors, Obligors or any of their respective affiliates own, control or otherwise have rights in or to any asset or property relating to the MBAND Technology that is not included within the First Lien Collateral and (ii) all right, title and interest in and to the First Lien Collateral is and will continue during the term of the First Lien Holder Security Agreement to be owned by PSID and/or MicroFluidic Systems.

(b)           The Debtors hereby acknowledge and agree that breach by any Obligor of any Second Lien Document shall constitute a default under the First Lien Documents. The foregoing is expressly intended to amend the terms of the First Lien Holder Agreements, and except as set forth in the foregoing clause, the First Lien Holder Agreements remain unamended and in full force and effect.

(c)           For purposes of clarity, nothing in this Agreement shall be deemed to limit, alter, waive or otherwise deprive the First Lien Holder of any rights it may have under any of the First Lien Documents or under applicable law, including, without limitation, those relating to prior consent, first refusal and last offer.

(d)           The Debtors and Second Lien Holder shall cause the Second Lien Documents to include the following language (or language of similar effect approved by the First Lien Holder) and any other language that the First Lien Holder reasonably requests to reflect the subordination of the Second Lien Holder’s Liens:

“Notwithstanding anything herein to the contrary, the Lien and security interest granted to the Second Lien Holder pursuant to this Agreement and the exercise of any right or remedy by the Second Lien Holder hereunder are subject to the provisions of the Intercreditor and Non-Disturbance Agreement dated March 18, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the “ICA”) by and among TCA Global Credit Master Fund, LP, The Boeing Company, PositiveID Corporation and MicroFluidic Systems.  If there is any conflict between the terms of this Agreement and the ICA, the terms of the ICA shall control.”

Section 6.	Subordination, Non-Disturbance and Attornment.

6.1           The Second Lien Holder shall not (i) interfere in any way with the interests, licenses, rights, privileges, or remedies of the First Lien Holder (or the First Lien Holder’s agents or licensees) to the extent related to the MBAND Technology or (ii) to the extent related to the MBAND Technology, exercise any of its rights or remedies under any agreement, instrument, or other document (including, without limitation, under any Second Lien Document), or otherwise under any law, treaty, rule or regulation, in any manner that could (x) abrogate, interfere with, disturb, diminish or terminate any of the First Lien Holder’s (or its agents or licensees’) interests, licenses, rights, privileges, or remedies to the extent related to the MBAND Technology or (y) to the extent related to the MBAND Technology, limit the First Lien Holder’s ability to expand, extend or increase such interests, licenses, rights, privileges and remedies.  Without limitation of the foregoing, the Second Lien Holder shall not directly or indirectly (a) challenge the validity or enforceability in any territory of the patents, patent applications or other intellectual property rights included in the First Lien Collateral; or (b) to the extent related to the MBAND Technology, exercise any consent, approval or other rights it might otherwise have under any Second Lien Document (including, without limitation, under Section 3(b) of the PSID Security Agreement and Section 3(b) of the Sub Security Agreement) with respect to any First Lien Collateral.  For further clarity, the Second Lien Holder expressly agrees that an Event of Default under the First Lien Documents shall not, in and of itself, constitute an Event of Default under any Second Lien Document.  If any exercise of the First Lien Holder’s rights under this Agreement or any First Lien Document would result in a default under the Second Lien Documents or would also give rise to any consent, notice or approval rights under the Second Lien Document, the Second Lien Holder hereby agrees not to exercise such rights and waives such rights for so long as the First Lien Obligations are outstanding (including, without limitation, the rights set forth in Sections 4 and 5 of the PSID Security Agreement and Sections 4 and 5 of the Sub Security Agreement).  In the event of any conflict between the Second Lien Documents and this Agreement, this Agreement shall control.

6.2           The Second Lien Holder shall not exercise its rights or remedies under the Second Lien Documents in such a way that could interfere with any of the interests, licenses, rights, privileges or remedies of the First Lien Holder (or the First Lien Holder’s agents or licensees) under any of the First Lien Documents to the extent related to the MBAND Technology.  In the event that, for any reason, but without limitation of the Second Lien Holder’s obligations under this Agreement (or the First Lien Holder’s rights and remedies), the Second Lien Holder becomes an owner of any of the First Lien Collateral or any of Debtor’s interest therein or under the First Lien Documents, the Second Lien Holder shall attorn to and recognize the First Lien Holder as the sole and exclusive licensee and first priority secured party under and in accordance with the First Lien Documents.

6.3           Without limitation of any other provision of this Agreement, the Second Lien Holder shall not have any right to require its prior consent to the First Lien Holder’s exercise of any of its interests, licenses, rights, privileges, or remedies under any First Lien Document or otherwise limit the First Lien Holder’s ability to increase, extend, or add to any of its agreements, interests, licenses, rights or remedies in any manner, or the indebtedness underlying same except to the extent any such exercise affects any of the Second Lien Collateral.

6.4           Without limitation of Section 4.2, concurrently with the delivery of any notice, approval, waiver or other communication under any of the Second Lien Documents, the Second Lien Holder and each Obligor agrees to the deliver the same to the First Lien Holder.

Section 7.	Bankruptcy Matters.

7.1           Bankruptcy.  This Agreement shall be applicable both before and after the filing of any petition by or against any Obligor under the Bankruptcy Code or any other Insolvency Proceeding and all converted or succeeding cases in respect thereof, and all references herein to any Obligor shall be deemed to apply to the trustee for such Obligor and such Obligor as a debtor-in-possession.  The relative rights of the First Lien Holder and the Second Lien Holder in respect of any Collateral or proceeds thereof shall continue after the filing of such petition on the same basis as prior to the date of such filing, subject to any court order approving the financing of, or use of cash collateral by, any Obligor.  This Agreement shall constitute a “subordination agreement” for the purposes of Section 510(a) of the Bankruptcy Code and shall be enforceable in any Insolvency Proceeding in accordance with its terms.

7.2           Sale of Collateral; Waivers.  The Second Lien Holder agrees that it will not object to or oppose and will be deemed to have consented to a Disposition of any First Lien Collateral (or any portion thereof) free and clear of Liens or other claims under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code, if the First Lien Holder has consented to such or Disposition of such assets, as long as all proceeds of such Disposition received by the First Lien Holder on account of the First Lien Obligations will be applied to permanently reduce the First Lien Obligations (and all remaining proceeds shall be applied as set forth in Section 3.4).  The Second Lien Holder waives (a) any claim it may now or hereafter have arising out of the First Lien Holder’s election in any proceeding instituted under Chapter 11 of the Bankruptcy Code of the application of Section 1111(b)(2) of the Bankruptcy Code and (b) any right to assert or enforce any claim under Section 506(c) or 552 of the Bankruptcy Code as against First Lien Holder or any of the First Lien Collateral.  The Second Lien Holder agrees not to initiate or prosecute or join with any other Person to initiate or prosecute any claim, action or other proceeding (i) challenging the enforceability of the First Lien Holder’s claims as fully secured claims with respect to all or part of the First Lien Obligations or for allowance of any First Lien Obligations (including those consisting of post-petition interest, fees or expenses) or opposing any action by the First Lien Holder to enforce its rights or remedies arising under the First Lien Documents, (ii) challenging the enforceability, validity, priority (without limiting the application of proceeds set forth in Section 3.4) or perfected status of any Liens on the First Lien Collateral, (iii) asserting in its capacity as creditor any claims which the Obligors may hold with respect to the First Lien Holder, (iv) seeking to lift the automatic stay to the extent that such action is opposed by the First Lien Holder or (v) opposing a motion by the First Lien Holder to lift the automatic stay.

7.3           Invalidated Payments.  To the extent that the First Lien Holder receive payments on the First Lien Obligations or proceeds of Collateral for application to the First Lien Obligations which are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Bankruptcy Law, common law, equitable cause or otherwise (and whether as a result of any demand, settlement, litigation or otherwise) (each a “First Lien Avoidance”), then to the extent of such payment or proceeds received, such Obligations, or part thereof, intended to be satisfied by such payment or proceeds shall be revived and continue in full force and effect as if such payments or proceeds had not been received by the First Lien Holder, and this Agreement, if theretofore terminated, shall be reinstated in full force and effect as of the date of such First Lien Avoidance, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the Lien priorities and the relative rights and obligations of the First Lien Holder and the Second Lien Holder provided for herein with respect to any event occurring on or after the date of such First Lien Avoidance.  The Second Lien Holder agrees that it shall not be entitled to benefit from any First Lien Avoidance, whether by preference or otherwise, it being understood and agreed that the benefit of such First Lien Avoidance otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

7.4           Payments.  In the event of any Insolvency Proceeding involving one or more Obligors, all amounts received by a Secured Creditor in respect of Obligations shall be paid or delivered directly to the applicable Secured Creditor entitled to such amounts in accordance with the terms of this Agreement and subject to the application of proceeds set forth in Section 3.4 hereof.

7.5           Separate Grants of Security and Separate Classification.  The Second Lien Holder acknowledges and agrees that (a) the grants of Liens pursuant to the First Lien Documents and the Second Lien Documents constitute two separate and distinct grants of Liens and (b) because of their differing rights in the Collateral, the Second Lien Obligations are fundamentally different from the First Lien Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding.  The Second Lien Holder shall not seek in any Insolvency Proceeding to be treated as part of the same class of creditors as the First Lien Holder and shall not oppose any pleading or motion by the First Lien Holder that the First Lien Holder and the Second Lien Holder be treated as separate classes of creditors.  Notwithstanding the foregoing, if it is held that the claims of the First Lien Holder and Second Lien Holder in respect of the Collateral constitute only one claim (rather than separate classes of senior and junior claims), then the Second Lien Holder acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior claims against the Obligors in respect of the Collateral, with the effect being that, to the extent that the aggregate value of the Collateral exceeds the amount of the First Lien Obligations, the First Lien Holder shall be entitled to receive, in addition to amounts distributed to it in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, and fees, costs and charges incurred subsequent to the commencement of the applicable Insolvency Proceeding before any distribution is made in respect of any of the claims held by the Second Lien Holder.  The Second Lien Holder agrees to turn over to the First Lien Holder all amounts otherwise received or receivable by or on behalf of it to the extent necessary to effectuate the intent of the preceding sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Lien Holder.

7.6           Rights as Unsecured Lenders.  In any Insolvency Proceeding, to the extent not prohibited by this Agreement, the Second Lien Holder may take any action, file any pleading, appear in any proceeding and exercise rights and remedies whether as an unsecured lender or otherwise.  In any Insolvency Proceeding, to the extent not prohibited by this Agreement, the First Lien Holder may take any action, file any pleading, appear in any proceeding and exercise rights and remedies whether as an unsecured lender or otherwise.

Section 8.	Miscellaneous.

8.1           Termination.  This Agreement shall terminate and be of no further force and effect upon the first to occur of the Satisfaction In Full of (a) the First Lien Obligations or (b) the Second Lien Obligations.

8.2           Successors and Assigns; No Third Party Beneficiaries.

(a)           This Agreement shall be binding upon each Secured Creditor and its respective successors and assigns and shall inure to the benefit of each Secured Creditor and its respective successors, participants and assigns.  No other Person shall have or be entitled to assert rights or benefits hereunder.

(b)           Except as otherwise set forth in the second proviso below, each Secured Creditor reserves the right to grant participations in, or otherwise sell, assign, transfer or negotiate all or any part of, or any interest in, its respective Obligations; provided that, no Secured Creditor shall be obligated to give any notices to or otherwise in any manner deal directly with any participant in the Obligations and no participant shall be entitled to any rights or benefits under this Agreement, except through the Secured Creditor with which it is a participant; provided further, at any time that a Event of Default has occurred and is continuing under the First Lien Documents, the Second Lien Holder shall not have any right to grant participations in, or otherwise sell, assign, transfer or negotiate all or any part of, any interest in, its respective Second Lien Obligations and all such purported participations shall be void ab initio.

(c)           In connection with any participation or other transfer or assignment, a Secured Creditor (i) may, subject to its respective Documents, disclose to such assignee, participant or other transferee or assignee all documents and information which such Secured Creditor now or hereafter may have relating to any Obligor or the Collateral and (ii) shall disclose to such participant or other transferee or assignee the existence and terms and conditions of this Agreement.

8.3           Notices.  All notices and other communications provided for hereunder shall be in writing and shall be sent by a reputable overnight courier with tracking capability, facsimile or hand-delivered, as follows:

(a)	if to First Lien Holder, to it at the following address:

The Boeing Company
7700 Boston Blvd.
Springfield. VA 22153
Mail Code: 7920-1001
Attention: Robert C. Mason
Telephone: 703-270-6786
Facsimile: 562-668-9271
E-mail: Robert.c.mason@boeing.com

(b )	if to Second Lien Holder, to it at the following address:

TCA Global Credit Master Fund, LP
1404 Rodman Street
Hollywood, Florida 33020
Attention: Robert Press, Director
Telephone: (786) 323-1650
Facsimile: (786) 323-1651
E-Mail: rpress@tcaglobalfund.com

With a Copy to:
David Kahan, P.A.
6420 Congress Ave., Suite 1800
Boca Raton, Florida 33487
Telephone: (561) 672-8330
Facsimile: (561) 672-8310
E-Mail: david@dkpalaw.com

(c)	if to an Obligor or Obligors, to it or them at the following address:

PositiveID Corporation
1690 S. Congress Ave., Suite 201
Delray Beach, FL 33445
Attention: Bill Caragol
Telephone: 561-805-8009
Facsimile: 561-805-8001
E-mail: bcaragol@positiveidcorp.com

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 8.3.  All such notices and other communications shall be effective upon receipt or (i) if sent by facsimile, when transmitted and a receipt confirmation is received, provided the same is on a Business Day and, if not, on the next Business Day, (ii) if sent by overnight courier, the next Business Day or (iii) if delivered by messenger upon delivery, provided the same is on a Business Day and, if not, on the next Business Day.

8.4           Counterparts.  This Agreement may be executed by the parties hereto in several counterparts, and each such counterpart shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

8.5           GOVERNING LAW; CONSENT TO JURISDICTION AND VENUE.  THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.  EACH OF THE PARTIES HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES AMONG THE PARTIES HERETO PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT; PROVIDED THAT THE PARTIES HERETO ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK, NEW YORK.  EACH OF THE PARTIES HERETO EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS.

8.6           MUTUAL WAIVER OF JURY TRIAL.  THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN THE PARTIES ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS RELATED THERETO.

8.7           Amendments.  No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Person from the terms hereof, shall in any event be effective unless it is in writing and signed by the Second Lien Holder and the First Lien Holder.  In no event shall the consent of any Obligor be required in connection with any amendment or other modification of this Agreement.

8.8           No Waiver.  No failure or delay on the part of any Secured Creditor in exercising any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.

8.9           Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provisions in any other jurisdiction.

8.10         Further Assurances.  Each party hereto agrees to cooperate fully with each other party hereto to effectuate the intent and provisions of this Agreement and, from time to time, to execute and deliver any and all other agreements, documents or instruments, and to take such other actions, as may be reasonably necessary or desirable to effectuate the intent and provisions of this Agreement.

8.11         Headings.  The section headings contained in this Agreement are and shall be without meaning or content whatsoever and are not part of this Agreement.

8.12         Priority Provisions.  This Agreement and the rights and benefits hereunder shall inure solely to the benefit of the First Lien Holder and the Second Lien Holder and their respective successors and permitted assigns and no other Person (including the Obligors or any trustee, receiver, debtor in possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert rights or benefits hereunder.  Nothing contained in this Agreement is intended to or shall impair the obligation of any Obligor to pay and perform the Obligations as and when the same shall become required, due and/or payable in accordance with their respective terms, or to affect the relative rights of the lenders or licensees of any Obligor, other than the First Lien Holder and the Second Lien Holder as between themselves.

8.13         Credit Analysis.  The Secured Creditors shall each be responsible for keeping themselves informed of (a) the financial condition of the Obligors and all other all endorsers, obligors and/or guarantors of the Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Obligations.  No Secured Creditor shall have any duty to advise any other Secured Creditor of information known to it regarding such condition or any such other circumstances.  No Secured Creditor assumes any liability to any other Secured Creditor or to any other Person with respect to:  (i) the financial or other condition of Obligors under any instruments of guarantee with respect to the Obligations, (ii) the enforceability, validity, value or collectability of the Obligations, any Collateral therefor or any guarantee or security which may have been granted in connection with any of the Obligations or (iii) any Obligor’s title or right to transfer any Collateral or security.

8.14         Waiver of Claims.  To the maximum extent permitted by law, each party hereto waives any claim it might have against any Secured Creditor with respect to, or arising out of, any action or failure to act or any error of judgment or negligence, mistake or oversight whatsoever on the part of any other party hereto or their respective directors, officers, employees or agents with respect to any exercise of rights or remedies under the Documents (other than this Agreement) or any transaction relating to the Collateral in accordance with this Agreement.  None of the Secured Creditors, nor any of their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or, except as specifically provided herein, shall be under any obligation to Dispose of any Collateral upon the request of any Obligor or any Secured Creditor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.

8.15         Conflicts.  In the event of any conflict between the provisions of this Agreement and the provisions of the Documents, the provisions of this Agreement shall govern.

8.16         Specific Performance.  Each of First Lien Holder and Second Lien Holder may demand specific performance of this Agreement and, on behalf of itself and the respective other Secured Creditors, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action which may be brought by the respective Secured Creditors.

8.17         Provisions Solely to Define Relative Rights.  The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Secured Creditors.  None of the Obligors or any other creditor thereof shall have any rights hereunder, and none of the Obligors may rely on the terms hereof.  Nothing in this Agreement is intended to or shall impair the obligations of Obligors, which are absolute and unconditional, to pay, perform and satisfy the First Lien Obligations and the Second Lien Obligations as and when the same shall become due and/or payable or otherwise required to be satisfied in accordance with their terms.

8.18          Subrogation.  The Second Lien Holder hereby agrees that it will not assert any rights of subrogation it may acquire as a result of any payment hereunder; provided that as between the Obligors, on the one hand, and the Second Lien Holder, on the other hand, any such payment that is paid over to the First Lien Holder pursuant to this Agreement shall be deemed not to reduce any of the Second Lien Obligations.

8.19          Entire Agreement.  This Agreement and the Documents embody the entire agreement of the Obligors, the First Lien Holder, and the Second Lien Holder with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to the subject matter hereof and thereof and any draft agreements, negotiations and/or discussions involving any Obligor and the First Lien Holder and the Second Lien Holder relating to the subject matter hereof.

8.20         Indirect Actions. If a party may not take an action under this Agreement, then it may not take such action indirectly (whether through an affiliate, related person or otherwise) or assist or support any other Person in taking such action directly or indirectly.  “Taking an action indirectly” means taking an action that might not be expressly prohibited but has or is intended to have substantially the same effects as the prohibited action.

8.21         Prevailing Party.  The prevailing party in any action under this Agreement shall be entitled to its fees and costs (including, without limitation, its attorneys’ fees and costs).

8.22         Consent.  By its execution of this Agreement, and subject to Second Lien Holder’s compliance with this Agreement, First Lien Holder consents to Debtor’s entry into the Second Lien Documents.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

FIRST LIEN HOLDER:

THE BOEING COMPANY

By:	/s/ Al Lambert
Name:	Al Lambert
Title:	Senior Counsel

SECOND LIEN HOLDER:

TCA GLOBAL CREDIT MASTER FUND, LP

By:	/s/ Robert Press
Name:	Robert Press
Title:	Director

Each of the undersigned hereby acknowledges and agrees to the foregoing terms and provisions.

DEBTORS:

POSITIVEID CORPORATION

By:	/s/ William Caragol
Name:	William J Caragol
Title:	Chief Executive Officer

MICROFLUDIC SYSTEMS

By:	/s/ William Caragol
Name:	William J Caragol
Title:	Chief Executive Officer

OBLIGORS:

VERIGREEN ENERGY CORPORATION

By:	/s/ William Caragol
Name:	William J Caragol
Title:	Chief Executive Officer

STEEL VAULT CORPORATION

By:	/s/ William Caragol
Name:	William J Caragol
Title:	Chief Executive Officer

IFTH NY SUB, INC.

By:	/s/ William Caragol
Name:	William J Caragol
Title:	Chief Executive Officer

IFTH NJ SUB, INC.

By:	/s/ William Caragol
Name:	William J Caragol
Title:	Chief Executive Officer

Exhibit “A”

BOEING COLLATERAL

All right, title and interest of POSITIVEID CORPORATION, a Delaware Corporation and MICROFLUIDIC SYSTEMS, a California corporation (collectively, the “Companies”), tangible or intangible, personal or mixed, wheresoever located and whether now existing or hereafter arising or acquired, in and to the Licensed Products (defined below) and Intellectual Property Rights (defined below) therein, including all related Documents (defined below), Licenses (defined below), and Intellectual Property (defined below), including any and all interest of any of the Companies in any of them.

“Licensed Products” or “Products” means any current or future products or services sold or licensed by POSITIVEID CORPORATION and/or MICROFLUIDIC SYSTEMS, including any improvements made or added by such person(s), or on behalf of any such person(s), including without limitation any product line and successors and replacements thereto, however named or branded, relating to the MBAND Technology (defined below) and any Confidential Information (defined below) or Intellectual Property Rights (defined below) contained in the MBAND Technology.  "Licensed Products" include, but are not limited to all present and future Intellectual Property Rights (defined below), and the drawings, models, technical specifications, technical documents, test and operations procedures, and fabrication and assembly procedures relating to the MBAND Technology, including but not limited to, the control, collection, preparation, PCR, toxin, archive, communications, and environmental subsystems, as well as the software and source code related to the operation of the M-BAND Technology and other materials utilized with the MBAND Technology and/or necessary to make the MBAND Technology function, except to the extent any of the foregoing items constitute third party commercial off the shelf software and hardware.

The “Licensed Products” also includes all Intellectual Property Rights (defined below) in the MBAND Technology, including without limitation, the following patents and patent applications:

Patents Issued
Number Title Date
US 7,553,647 B2 Microfluidic Differential Extraction Cartridge Jun. 30, 2009
US 7,705,739 B2 Integrated Airborne Substance Collection and Detection System Apr. 27, 2010
US 7,785,869 B2 Sonication to Selectively Lyse Different Cell Types Aug. 31, 2010
US 7,815,718 B2 Automated Particle Collection Off of Fan Blades into a Liquid Buffer Oct. 19, 2010
US 7,858,366 B2 Integrated Airborne Substance Collection and Detection System Dec. 28, 1010
US 8,053,214 B2 Apparatus and Method of Extracting and Optically Analyzing an Analyte from a Fluid‐Based Sample Nov. 8, 2011
US 7,491,527 B2 Microfluidic Differential Extraction Cartridge Feb. 17, 2009
US 7,541,166 B2 Sonication to Selectively Lyse Different Cell Types Jun. 2, 2009
US 7,618,588 B2 Disposable Integrated Heater and Tube Assembly For Thermally‐Driven Chemical Reactions Nov. 17, 2009
US 7,633,606 B2 Integrated Airborne Substance Collection and Detection System Dec. 15, 2009
US 7,699,915 B2 Liquid Impingement Unit Apr. 20, 2010

Patent Applications
Number Title Date
MFSI‐2100 12/462,174 Thermal Cycler for Even Heating of One or More Samples Jul. 29, 2009
MFSI‐2200 12/603,428 Integrated Sample Preparation and Amplification for Nucleic Acid Detection from Biological Samples Oct. 21, 2009
MFSI‐2300 12/621,332 A Sample Preparation Technique to Eliminate Inhibition of PCR by Humic Acid Nov. 18, 2009
MFSI‐2400 12/621,367 Increase of Signal Sensitivity Using Dual Probes in PCR Reactions Nov. 18, 2009
MFSI‐2501 13/047,632 Method and Apparatus for Optically Interrogating and Analyzing a Fluid Sample Mar. 14, 2011
MFSI‐2600 12/715,261 A Flow‐Through Bead Purification and Concentration Device Mar. 1, 2010

“MBAND Technology” means all Products (defined above), Confidential Information (defined below), Intellectual Property Rights (defined below), and other concepts or ideas created by or owned by POSITIVEID CORPORATION and/or MICROFLUIDIC SYSTEMS to the extent licensed to The Boeing Company pursuant to the License Agreement (defined below).

"Confidential Information" means all information related to the License Agreement (defined below) that is identified as Confidential and/or Proprietary Information (defined above and below), including, but not limited to, financial information and technical information in the form of designs, concepts, requirements, specifications, software, interfaces, components, processes, or the like in each case relating to the MBAND Technology.

“License Agreement” means that certain Sole and Exclusive MBAND Licensing Agreement entered into by and among The Boeing Company, POSITIVEID CORPORATION, and MICROFLUIDIC SYSTEMS dated December 20, 2012.

"Intellectual Property Rights" means all rights to Confidential Information (defined above) or Proprietary Information (defined below), know how, Inventions (defined below), all technical data relating to the MBAND Technology, including, but not limited to drawings, designs, specifications, source code, process information, developments, discoveries, inventions (whether or not patentable), formulae, techniques, technical reports; and all computer software and related documentation, including that which can be obtained from examination or reverse engineering of any such item.  “Intellectual Property Rights” also includes all common law and statutory rights to the foregoing, including without limitation, patents, copyrights, trademarks, trade secrets, mask work registrations, relating to the MBAND Technology.

“Proprietary Information” means all information related to the License Agreement (defined above) that is identified as proprietary or confidential, or is disclosed under circumstances reasonably indicating that such information is proprietary or confidential to the disclosing Party, including, but not limited to, technical information in the form of designs, concepts, requirements, specifications, software, interfaces, components, processes, or the like, and business, management and financial information.
“Inventions” means any invention or discovery, or improvements thereof, that is or may be patentable or otherwise protectable under Title 35 of the U.S. Code, except that which is otherwise covered by the License Agreement (defined above) as a derivative work or enhancement (each as defined in the License Agreement defined above) in each case relating to the MBAND Technology.

"Documents" means any and all books, accounts, invoices, letters, papers, security certificates, documents, and other records (including customer lists and records) in any form evidencing or relating to any part of the MBAND Technology, together with all agreements, Licenses (defined below), and other rights and benefits relating to any of them.

"Licenses" means (i) any authorization from any governmental authority having jurisdiction and/or (ii) any Intellectual Property (defined below) license, distribution agreement, co-existence agreement, or other right to use (or agreement not to pursue a claim with respect to) any Intellectual Property (defined below).

"Intellectual Property" means the following (i) all inventions, patents, patent rights, patent applications (including all reissues, divisions, continuations, continuations-in-part, and extensions of any patent or patent application), patentable subject matter, unregistered industrial designs, applications for registration of individual designs, and registered designs related to the MBAND Technology; (ii) all trademark and service mark rights, whether registered or not, applications to register and registrations of the same and like protections, related to the MBAND Technology and the goodwill of the business of POSITIVEID CORPORATION and/or MICROFLUIDIC SYSTEMS connected with and symbolized by such trademarks; (iii) present and future copyrights, whether registered or not and all present and future applications for copyright registrations (including applications for copyright registrations of derivative works and compilations) related to the MBAND Technology; (iv) rights and interests in and to processes, data, trade secrets, designs, know-how, processes, product formulae and information, manufacturing, engineering, and other drawings and manuals, technology, algorithms, blue prints, research and development reports, technical information, technical assistance, engineering data, design and engineering specifications, and similar materials recording or evidencing expertise or information related to the Collateral identified herein; (v) right, title and interest in and to any and all present and future domain names now or hereafter existing, created, acquired or held related to the MBAND Technology; (vi) right, title and interest in and to any and all present and future Licenses (defined above) with respect to any intellectual property referenced in this definition of "Intellectual Property"; (vii) and any claims for damages by way of present and future infringements of any of other intellectual property referenced in this definition of "Intellectual Property," with the right, but not the obligation, to sue for and collect such damages for said use or infringement of intellectual property rights; (viii) amendments, extensions, renewals and extensions of any of the intellectual property referenced in this definition of "Intellectual Property"; (ix) commercial tort claims associated with or arising out of any of the intellectual property referenced in this definition of "Intellectual Property"; (x) goodwill in any intellectual property referenced in this definition of "Intellectual Property," including, without limitation, all payments under insurance or any indemnity or warranty payable in respect thereto, and foreign rights; and (xi) other intellectual and industrial property rights owned by POSITIVEID CORPORATION and/or MICROFLUIDIC SYSTEMS or their respective affiliates, in each case relating to the MBAND Technology.

For the avoidance of doubt, this Description of Collateral does not include any of the Companies’ assets, properties or rights to the extent such assets, properties and rights do not relate in any way to and are not held for use in connection with any MBAND Technology.

For further avoidance of doubt, this Description of Collateral shall automatically be deemed to include all collateral with respect to which a new senior lien would be required to be created in favor of The Boeing Company pursuant to Section 3.10 of that certain Intercreditor and Non-disturbance Agreement, dated March __, 2013, by and between The Boeing Company, TCA Global Credit Master Fund LP and the other parties party thereto.

Exhibit “B”

TCA COLLATERAL

Any and all property or assets of PositiveId Corporation, a Delaware corporation, Steel Vault Security, LLC, a Florida limited liability company, MicroFluidic Systems, a California corporation, VeriGreen Energy Corporation, a Florida corporation, Steel Vault Corporation, a Delaware corporation, IFTH NY Sub, Inc., a New York corporation, or IFTH NJ Sub, Inc., a New Jersey corporation (each individually referred to as a “Debtor” and all of them collectively referred to as the “Debtors”), of any kind or description, tangible or intangible, real, personal or mixed, wheresoever located and whether now existing or hereafter arising or acquired, including, without limitation:

(i) all property of, or for the account of, each Debtor now or hereafter coming into the possession, control or custody of, or in transit to, Secured Party or any agent or bailee for Secured Party or any parent, affiliate or subsidiary of Secured Party or any participant with Secured Party in the Obligations (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise), including all cash, earnings, dividends, interest, or other rights in connection therewith and the products and proceeds therefrom, including the proceeds of insurance thereon; and

(ii) the following additional property of each Debtor, whether now existing or hereafter arising or acquired, and wherever now or hereafter located, together with all additions and accessions thereto, substitutions, betterments and replacements therefor, products and Proceeds therefrom, and all of each Debtor’s books and records and recorded data relating thereto (regardless of the medium of recording or storage), together with all of each Debtor’s right, title and interest in and to all computer software required to utilize, create, maintain and process any such records or data on electronic media, including all: (A) Accounts, and all goods whose sale, lease or other disposition by each Debtor has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, any Debtor, or rejected or refused by an Account debtor; (B) As-extracted Collateral; (C) Chattel Paper (whether tangible or electronic); (D) Commodity Accounts; (E) Commodity Contracts; (F) Deposit Accounts, including all cash and other property from time to time deposited therein and the monies and property in the possession or under the control of the Secured Party or any affiliate, representative, agent, designee or correspondent of the Secured Party; (G) Documents; (H) Equipment; (I) Farm Products; (J) Fixtures; (K) General Intangibles (including all Payment Intangibles); (L) Goods, and all accessions thereto and goods with which the Goods are commingled; (M) Health-Care Insurance Receivables; (N) Instruments; (O) Inventory, including raw materials, work-in-process and finished goods; (P) Investment Property; (Q) Letter-of-Credit Rights; (R) Promissory Notes; (S) Software; (T) all Supporting Obligations; (U) all commercial tort claims hereafter arising; (V) all other tangible and intangible personal property of each Debtor (whether or not subject to the Code), including, all bank and other accounts and all cash and all investments therein, all proceeds, products, offspring, accessions, rents, profits, income, benefits, substitutions and replacements of and to any of the property of each Debtor described within the definition of Collateral (including, any proceeds of insurance thereon and all causes of action, claims and warranties now or hereafter held by each Debtor in respect of any of the items listed within the property or assets covered hereby), and all books, correspondence, files and other Records, including, all tapes, desks, cards, Software, data and computer programs in the possession or under the control of each Debtor or any other Person from time to time acting for each Debtor, in each case, to the extent of each Debtor’s rights therein, that at any time evidence or contain information relating to any of the property described or listed within the definition of Collateral or which are otherwise necessary or helpful in the collection or realization thereof; (W) all real property interests of each Debtor and the interest of each Debtor in fixtures related to such real property interests; and (X) Proceeds, including all Cash Proceeds and Noncash Proceeds, and products of any or all of the foregoing, in each case howsoever each Debtor’s interest therein may arise or appear (whether by ownership, security interest, claim or otherwise).

Capitalized terms utilized herein shall have the same meaning ascribed to them in the Uniform Commercial Code as in effect from time to time in the State of Nevada, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of Nevada on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute, except as Second Lien Holder may otherwise agree.  Terms not otherwise defined in the Uniform Commercial Code as in effect from time to time in the State of Nevada shall have the meanings ascribed to such terms in the Second Lien Documents.